                                                                    EXHIBIT 99.1

[LAKES ENTERTAINMENT, INC. LOGO]                      NEWS RELEASE
                                                      LAKES ENTERTAINMENT, INC.
                                                      130 CHESHIRE LANE
                                                      MINNETONKA, MN  55305
                                                      952-449-9092
                                                      952-449-9353 (fax)
                                                      WWW.LAKESENTERTAINMENT.COM
                                                      TRADED: NASDAQ "LACO"

--------------------------------------------------------------------------------
FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:
Friday, January 23, 2004

                WORLD POKER TOUR EVENTS CONTINUE DRAMATIC GROWTH

            THE INAUGURAL YEAR OF THE POKERSTARS CARIBBEAN ADVENTURE
                           PROVES TO BE A WINNING HAND

      219 PLAYERS CONTEND FOR $1,642,500 IN THE HIGH STAKES WPT TOURNAMENT


MINNEAPOLIS, JANUARY 23, 2004 -- LAKES ENTERTAINMENT, INC. (NASDAQ "LACO") today announced the PokerStars Caribbean Adventure, which began January 18, 2004 on board the Royal Caribbean's "Voyageur of the Seas", is the latest event on the WORLD POKER TOUR to demonstrate the domino effect of the television show's huge popularity. Records have been set in each of the tour stops and the PokerStars Caribbean Adventure, hosted by PokerStars.com, is no exception with its debut featuring a huge number of players, prize money and first place payout.

219 players signed up for this week's event, which will culminate on January 24, 2004 with the filming of the Final Table for broadcast as part of the WORLD POKER TOUR series on The Travel Channel. WORLD POKER TOUR airs every Wednesday night at 9 p.m. ET/PT on the network.

The number of entries catapults the total prize money to $1,642,500, with the winner walking away with $451,685. The prize pool is determined by the number of players "buying in" to the tournament --in this case the entry fee is $7,500 per person.

With such an enormous prize pool for the tournament, players down to 27th place will go home with a nice payday, and the winner will capture a top prize of $451,685.

"We are thrilled that PokerStars.com can join our WPT family and is experiencing such enormous success in its first year, "said CEO of the World Poker Tour, Steve Lipscomb. "This continues to expand the impact that the World Poker Tour is having on people who are looking to poker as a way to spend their leisure time."

                                     (MORE)

The World Poker Tour, over 80% owned by Lakes Entertainment, is a television hit of the year. More than five million people tune in each week to watch the high stakes drama of the tense competition where millions of dollars change hands across the table, all chronicled by "WPT Cams," that reveal the players hidden cards. The show is the highest rated series in the history of The Travel Channel.

As the newest addition to the World Poker Tour, PokerStars.com, is helping drive the WPT's total prize money for the year to an estimated $30 million, triple the prize money in the previous season, which in turn is attracting many newcomers to the game of poker and to WPT tournaments.

The PokerStars Caribbean Adventure concludes Saturday. WPT fans aboard the ship are welcome to come watch the action and see who will go home with the millions laid forth on the table before the final hand. The show begins at 2 p.m. Saturday, January 24 in Studio B on board Voyageur of the Seas. Admission is free and seating is first come, first served. The next stop on the tour will be the Jack Binion World Poker Open on January 29, 2004 in Tunica, MS. To play in a WORLD POKER TOUR event, go to www.worldpokertour.com for the complete 2003-2004 Tournament Schedule and casino contacts. The WORLD POKER TOUR airs Wednesday nights at 9 p.m. ET/PT on The Travel Channel and will air a special WPT Hollywood Home Game show on Sunday, January 25, 2004.


About The World Poker Tour

The World Poker Tour has transformed poker into a televised mainstream sports sensation, creating record-setting ratings and capturing millions of new fans for America's favorite card game. The blockbuster series has riveted the nation's TV viewers thanks to its hallmarks--a blend of high caliber sports-style production shot from 13 different camera angles, expert commentary, cliffhanging "reality TV" drama and the WPT's signature "ace in the hole"--its revolutionary WPT Cams, that reveal the player's hidden cards, making it possible for audiences to feel like they're sitting in the seat making million dollar decisions on each hand. For information and media photos, go to www.media.worldpokertour.com. For information on the WORLD POKER TOUR, go to www.worldpokertour.com. The WORLD POKER TOUR airs Wednesday nights at 9 pm. ET/PT on The Travel Channel.

The World Poker Tour is a joint venture between Steven Lipscomb and Lakes Entertainment, Inc., which owns approximately 80% of WPT. Lakes currently has development and management agreements with four separate Tribes for four new casino operations, one in Michigan, two in California and one with the Nipmuc Nation on the East Coast. In addition, Lakes Entertainment has agreements for the development of one additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol "LACO".




--------------------------------------------------------------------------------
 The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"
   for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company.
 These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes' casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts;
   continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes' expansion goals; risks of entry into new businesses; and reliance on Lakes' management.
   For more information, review the Company's filings with the Securities and
                              Exchange Commission.
--------------------------------------------------------------------------------